Exhibit 99

Family Dollar Reports Second Quarter 2014 Financial Results, Announces Immediate Strategic Actions

  Comparable Store Sales Decreased 3.8%
  Earnings Per Diluted Share of $0.80, Including At Least a $0.05 Negative Impact from Winter Weather
  Company Conducts In-Depth Business Review and Implements Actions to Improve Financial Performance Including: Investment to Lower Prices, Reduction of Cost Structure, Closing of Approximately 370 Stores and Slowing of New Store Growth

MATTHEWS, N.C.--(BUSINESS WIRE)--April 10, 2014--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the second quarter of fiscal 2014 ended March 1, 2014, net sales were $2.7 billion as compared to $2.9 billion in the second quarter of fiscal 2013 ended March 2, 2013. Earnings per diluted share in the second quarter of fiscal 2014 were $0.80 as compared to $1.21 in the second quarter of fiscal 2013. Consistent with the National Retail Federation Calendar, the second quarter of fiscal 2014 included 13 weeks as compared to 14 weeks in the second quarter of fiscal 2013. The Company estimates that this extra week contributed approximately $189 million in sales and $0.07 of earnings per diluted share in the second quarter of fiscal 2013. The Company estimates that the negative financial impact in the second quarter of fiscal 2014 from the adverse winter weather was at least $0.05 of earnings per diluted share.

“Our second quarter results did not meet our expectations,” said Howard R. Levine, Chairman and CEO. “The 2013 holiday season was challenged by a more promotional competitive environment and a more financially constrained consumer. In addition, like many retailers, our second quarter results were significantly impacted by severe winter weather, which resulted in numerous store closings, disrupted merchandise deliveries and higher than expected utility and store maintenance expenses.”

“Notwithstanding the macro-economic pressure, competitive environment and severe weather, we are not satisfied with our results, and we hold ourselves accountable for improving our performance,” said Levine. “To that end, we have initiated an in-depth business review to identify opportunities to strengthen our value proposition, increase operational efficiencies and improve financial performance.”

“While this business review is ongoing, we are taking immediate, strategic actions to improve our performance. First, we have made a significant investment to lower prices on about 1,000 basic items. Second, we are reducing our cost structure through the optimization of our workforce. Third, we will close approximately 370 underperforming stores. Once complete, our workforce reduction efforts and store closures are expected to result in $40 million to $45 million of annualized operating profit benefit, beginning in the third quarter of fiscal 2014. Lastly, we intend to slow new store growth beginning in fiscal 2015 to improve our return on investment. We are confident that these steps will position Family Dollar to deliver stronger returns for our shareholders,” concluded Levine.

Fiscal 2014 Second Quarter and First Half Results

Net sales for the second quarter ended March 1, 2014, decreased 6.1% to $2.7 billion from $2.9 billion in the second quarter of fiscal 2013 ended March 2, 2013. Consistent with the National Retail Federation Calendar, the second quarter of fiscal 2014 included 13 weeks as compared to 14 weeks in the second quarter of fiscal 2013. The Company estimates that this extra week contributed approximately $189 million in sales in fiscal 2013. Excluding the impact of the extra week, the Company estimates that sales in the second quarter of fiscal 2014 would have increased 0.4% compared to the second quarter of fiscal 2013. Sales in the second quarter of fiscal 2014 were strongest in the Consumables category, driven primarily by strong growth in refrigerated and frozen food and tobacco. Comparable store sales for the 13-week period ended March 1, 2014, decreased 3.8% as a result of decreased customer transactions, partially offset by an increase in the average customer transaction value.

Gross profit for the second quarter of fiscal 2014 decreased 6.7% to $902.3 million, or 33.2% of net sales, compared to $967.1 million, or 33.4% of net sales, in the second quarter of fiscal 2013. As a percentage of sales, the impact of stronger sales of lower-margin consumables and higher markdowns was partially offset by higher markups, lower freight expense and lower inventory shrinkage.

Selling, general and administrative expenses, as a percentage of net sales, were 28.1% in the second quarter of fiscal 2014 compared to 25.9% in the second quarter of fiscal 2013. The expense de-leverage in the second quarter of fiscal 2014 was primarily driven by the decrease in comparable store sales. As a percentage of net sales, higher store occupancy and store payroll expenses were partially offset by lower advertising and incentive compensation expenses.

The effective income tax rate was 35.3% for the second quarter of fiscal 2014 compared with 35.6% for the second quarter of fiscal 2013.

Net income for the second quarter of fiscal 2014 was $90.9 million compared to net income of $140.1 million for the second quarter of fiscal 2013. Excluding the impact of the extra week, the Company estimates that net income in the second quarter of fiscal 2013 would have been $132.0 million.

The Company’s merchandise inventories at March 1, 2014, were $1.7 billion compared with $1.5 billion at March 2, 2013. Average inventory per store at the end of the second quarter of fiscal 2014 was 2.1% higher than the average inventory per store at the end of the second quarter of fiscal 2013.

In the first half of fiscal 2014, capital expenditures were $219.7 million compared with $409.7 million in the first half of fiscal 2013. In the first half of fiscal 2014, the Company spent $76.4 million related to new stores; $54.4 million on its store renovation program; $38.4 million on existing stores; $38.1 million related to corporate and technology investments; and $12.4 million on supply chain investments.

During the first half of fiscal 2014, the Company opened 244 new stores, closed 22 stores and renovated, relocated or expanded 319 stores.

In the first half of fiscal 2014, the Company repurchased approximately 1.8 million shares of its common stock for a total cost of $125.0 million and paid $59.5 million in dividends to shareholders. As of March 1, 2014, the Company had authorization to purchase up to an additional $245.8 million of its common stock.

Immediate Strategic Actions

As part of the Company’s review to identify opportunities to strengthen our value proposition, increase operational efficiencies and improve financial performance, the Company is executing a series of immediate strategic actions.

These actions include:

  Investing significantly to lower prices on nearly 1,000 basic items to deliver even more compelling values to customers.
  Reducing corporate overhead and re-aligning key organizational functions to improve execution and reinforce the Company’s commitment to being an efficient, low-cost retailer.
  Closing approximately 370 underperforming stores in the second half of fiscal 2014.
  Slowing new store growth beginning in fiscal 2015. The Company now plans to open 350-400 new stores in fiscal 2015, down from approximately 525 new stores in fiscal 2014. The reduction is designed to improve return on investment by capitalizing on insights regarding location, competitive dynamic and cost structure.

The Company expects to record an estimated $85 million to $95 million restructuring charge in the second half of fiscal 2014 related to the workforce reductions and store closures. This charge was not included in the earnings outlook previously provided by the Company.

The Company estimates that the impact from the workforce reductions and store closures will deliver $40 million to $45 million of annualized operating profit benefit, beginning in the third quarter of fiscal 2014. These savings are included in the Company’s fiscal 2014 earnings outlook.

“Our mission is to deliver compelling, everyday values for our customers, and executing on this promise requires an unwavering commitment to being a low-cost operator. We are taking a number of important steps through our immediate strategic actions to improve our operational efficiency and deliver better financial returns,” said Howard R. Levine, Chairman and CEO. “Family Dollar has ample opportunities for growth. As the environment remains challenging, we are adjusting our growth plans to ensure that we are allocating resources to initiatives with the highest potential for value creation. We are confident that these steps will position the Company better, enable us to improve our execution, and deliver higher shareholder returns.”

Outlook

For the third quarter of fiscal 2014, the Company expects that comparable store sales will decline in the low-single-digit range and that earnings per diluted share will be between $0.85 and $0.95 per share, excluding approximately $0.13 per share related to restructuring charges. Including the restructuring charges, the Company expects earnings per diluted share will be between $0.72 and $0.82.

For the fourth quarter of fiscal 2014, the Company expects that comparable store sales will be flat to up slightly and that earnings per diluted share will be between $0.75 and $0.85, excluding approximately $0.37 related to restructuring charges. Including the restructuring charges, the Company expects earnings per diluted share will be between $0.38 and $0.48.

For the 52-week year ending August 30, 2014, the Company expects that earnings per diluted share will be between $3.05 and $3.25, excluding approximately $0.50 per share related to restructuring charges. Including the restructuring charges, the Company expects earnings per diluted share will be between $2.55 and $2.75.

The Company's outlook for fiscal 2014 is based on the following assumptions which may or may not prove valid:

  A low-single digit increase in net sales, excluding the impact of the extra week in fiscal 2013;
  A low-single digit decline in comparable store sales;
  Approximately 525 new store openings and approximately 400 store closings;
  A decline in gross profit, as a percentage of sales;
  SG&A expense de-leverage based on our comparable store sales outlook;
  An effective income tax rate between 36.0% and 36.5%; and
  Capital expenditures of between $450 million and $500 million.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, store openings and closings, gross profit, income tax rates, capital expenditures, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

In addition, the amounts and timing of all estimates are subject to change. The actual amounts and timing may vary materially based on various factors, including the timing of store closings; the timing and amount of sublease income and other lease expense; factors relating to real estate including sale proceeds; asset write-downs and other factors affecting inventory value; changes in management's assumptions; and other factors.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, April 10, 2014, at 10:00 a.m. ET to discuss the results. The Company will also discuss business initiatives, plans and expectations for fiscal 2014. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 890-0881 for domestic US calls and (719) 325-2295 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 3827795 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link.

http://investor.familydollar.com/investors-relations/default.aspx

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, April 10, 2014.

About Family Dollar

For more than 54 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,100 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Second Quarter Ended
(in thousands, except per share amounts)	March 1, 2014 (13 Weeks)	% of Net Sales	March 2, 2013 (14 Weeks)	% of Net Sales

Net sales	$2,716,621	100.00%	$2,893,997	100.00%

Cost of sales	1,814,327	66.79%	1,926,947	66.58%

Gross profit	902,294	33.21%	967,050	33.42%

Selling, general and administrative expenses	762,037	28.05%	750,073	25.92%

Operating profit	140,257	5.16%	216,977	7.50%

Investment income	46	0.00%	109	0.00%

Interest expense	7,374	0.27%	6,775	0.23%

Other income	7,528	0.28%	7,426	0.26%

Income before income taxes	140,457	5.17%	217,737	7.52%

Income taxes	49,588	1.83%	77,592	2.68%

Net income	$90,869	3.34%	$140,145	4.84%

Net income per common share - basic	$0.80		$1.21
Weighted average shares - basic	113,788		115,455

Net income per common share - diluted	$0.80		$1.21
Weighted average shares - diluted	114,141		115,920

Dividends declared per common share	$0.26		$0.21

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Half Ended
(in thousands, except per share amounts)	March 1, 2014 (26 Weeks)	% of Net Sales	March 2, 2013 (27 Weeks)	% of Net Sales

Net sales	$5,216,312	100.00%	$5,315,685	100.00%

Cost of sales	3,457,177	66.28%	3,521,841	66.25%

Gross profit	1,759,135	33.72%	1,793,844	33.75%

Selling, general and administrative expenses	1,498,559	28.73%	1,449,898	27.28%

Operating profit	260,576	5.00%	343,946	6.47%

Investment income	104	0.00%	184	0.00%

Interest expense	14,297	0.27%	13,897	0.26%

Other income	14,934	0.29%	13,788	0.26%

Income before income taxes	261,317	5.01%	344,021	6.47%

Income taxes	92,421	1.77%	123,597	2.33%

Net income	$168,896	3.24%	$220,424	4.15%

Net income per common share - basic	$1.48		$1.91
Weighted average shares - basic	114,186		115,486

Net income per common share - diluted	$1.47		$1.90
Weighted average shares - diluted	114,613		116,057

Dividends declared per common share	$0.52		$0.42

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(in thousands, except per share and share amounts)	March 1, 2014	March 2, 2013
Assets
Current assets:
Cash and cash equivalents	$157,199	$117,816
Short-term investment securities	15,007	12,783
Restricted cash and investments	34,031	71,517
Merchandise inventories	1,660,798	1,533,954
Deferred income taxes	32,736	71,970
Income tax refund receivable	34,769	12,872
Prepayments and other current assets	197,226	129,767
Total current assets	2,131,766	1,950,679

Property and equipment, net	1,778,153	1,705,161
Investment securities	16,557	23,444
Other assets	76,328	92,698

Total assets	$4,002,804	$3,771,982

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$296,000	$182,223
Current portion of long-term debt	16,200	16,200
Accounts payable	745,747	736,238
Accrued liabilities	319,053	338,838
Income taxes	4,943	8,428
Total current liabilities	1,381,943	1,281,927

Long-term debt	484,150	500,199
Other liabilities	290,279	281,341
Deferred gain	210,835	218,245
Deferred income taxes	28,172	65,598
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	12,060	11,995
Capital in excess of par	322,424	288,225
Retained earnings	1,679,010	1,406,262
Accumulated other comprehensive loss	(1,611)	(1,561)
Common stock held in treasury, at cost	(404,458)	(280,249)
Total shareholders' equity	1,607,425	1,424,672

Total liabilities and shareholders' equity	$4,002,804	$3,771,982

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Half Ended
(in thousands)	March 1, 2014 (26 Weeks)	March 2, 2013 (27 Weeks)
Cash flows from operating activities:
Net income	$168,896	$220,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,835	115,973
Amortization of deferred gain	(8,422)	(6,971)
Deferred income taxes	12,219	7,465
Excess tax benefits from stock-based compensation	(5,434)	(12,891)
Stock-based compensation	10,151	9,436
Loss on disposition of property and equipment, including impairment	7,015	3,695
Changes in operating assets and liabilities:
Merchandise inventories	(193,782)	(107,791)
Prepayments and other current assets	(35,679)	(82,158)
Other assets	1,644	(1,125)
Accounts payable and accrued liabilities	48,706	12,421
Income taxes	(21,310)	(36,303)
Other liabilities	1,085	13,197

Net cash provided by (used in) operating activities	111,924	135,372

Cash flows from investing activities:
Purchases of investment securities	(45,490)	(20,439)
Sales of investment securities	62,238	14,000
Net change in restricted cash	139	48,405
Net proceeds from sale-leaseback	19,222	163,520
Capital expenditures	(219,691)	(409,735)
Proceeds from dispositions of property and equipment	344	908

Net cash provided by (used in) investing activities	(183,238)	(203,341)

Cash flows from financing activities:
Short-term borrowings	1,318,000	1,150,223
Repayment of short-term borrowings	(1,022,000)	(983,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(125,038)	(74,954)
Change in cash overdrafts	(26,328)	36,726
Proceeds from exercise of employee stock options	13,157	16,312
Excess tax benefits from stock-based compensation	5,434	12,891
Payment of dividends	(59,511)	(48,546)

Net cash provided by (used in) financing activities	87,514	93,452

Net change in cash and cash equivalents	16,200	25,483
Cash and cash equivalents at beginning of period	140,999	92,333
Cash and cash equivalents at end of period	$157,199	$117,816

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Second Quarter Ended
(in thousands)	March 1, 2014 (13 Weeks)	March 2, 2013 (14 Weeks)	% Change
Consumables	$1,932,446	$2,011,502	-3.9%
Home products	281,779	322,229	-12.6%
Apparel and accessories	183,608	206,889	-11.3%
Seasonal and electronics	318,788	353,377	-9.8%
TOTAL	$2,716,621	$2,893,997	-6.1%

	For the First Half Ended
(in thousands)	March 1, 2014 (26 Weeks)	March 2, 2013 (27 Weeks)	% Change
Consumables	$3,805,542	$3,800,787	0.1%
Home products	522,275	564,564	-7.5%
Apparel and accessories	355,132	384,915	-7.7%
Seasonal and electronics	533,363	565,419	-5.7%
TOTAL	$5,216,312	$5,315,685	-1.9%

STORES IN OPERATION:
	For the First Half Ended
	March 1, 2014 (26 Weeks)	March 2, 2013 (27 Weeks)
Beginning Store Count	7,916	7,442
New Store Openings	244	251
Store Closings	(22)	(18)
Ending Store Count	8,138	7,675
Total Square Footage (000s)	69,928	65,859
Total Selling Square Footage (000s)	58,533	55,022
INCREASE	6.4%	7.5%

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, 704-708-2858
CFA
krawlins@familydollar.com
or
MEDIA CONTACT:
Bryn R. Winburn, 704-708-1653
bwinburn@familydollar.com